                  [LETTERHEAD OF ALSTON & BIRD APPEARS HERE]

                              September 20, 1994


The Board of Directors
 of Gold Kist Inc.
Post Office Box 2210
Atlanta, Georgia 30303

      Re:  Registration Statement on Form S-2 with respect to
           Six Classes of Subordinated Capital Certificates of
           Interest and Two Classes of Subordinated Loan Certificates
           ----------------------------------------------------------

Gentlemen:

     This opinion is given to you in connection with the filing by Gold Kist Inc. ("Gold Kist") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a registration statement on Form S-2 (the "Registration Statement") with respect to Gold Kist's Fifteen Year Subordinated Capital Certificates of Interest (Series D) in the principal amount of $3,000,000, Ten Year Subordinated Capital Certificates of Interest (Series D) in the principal amount of $2,000,000, Seven Year Subordinated Capital Certificates of Interest (Series A) in the principal amount of $2,000,000, Five Year Subordinated Capital Certificates of Interest (Series C) in the principal amount of $5,000,000, Three Year Subordinated Capital Certificates of Interest (Series
A) in the principal amount of $5,000,000, Two Year Subordinated Capital Certificates of Interest (Series A) in the principal amount of $5,000,000, One Year Subordinated Loan Certificates (Series C) in the principal amount of $10,000,000, and One Year Subordinated Large Denomination Loan Certificates (Series A) in the principal amount of $10,000,000 (hereinafter referred to collectively as the "Certificates").

     We have examined copies of the Articles of Incorporation of Gold Kist, as restated and amended through the date hereof, the Bylaws of Gold Kist, as amended through the date hereof, resolutions of the Board of Directors of Gold Kist, the Indentures under which the Certificates are to be issued, including the forms of the Certificates, and the Certificate of an officer of Gold Kist.

The Board of Directors
 of Gold Kist Inc.
Page 2
September 20, 1994


     Based upon the foregoing, we are of the opinion that when the consideration for the Certificates, as determined by the Board of Directors, shall have been received by Gold Kist, the Certificates, upon proper execution, authentication by the Trustee and delivery, will be legally issued, fully paid and nonassessable and will constitute binding obligations of Gold Kist entitled to the benefits of the Indentures under which such Certificates are issued, respectively, except as enforceability of the certificates might be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally and the availability of equitable remedies, whether considered in a proceeding in equity or at law.

     We consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Opinion" in the Prospectus forming part of the Registration Statement.

     We also consent to the use of this opinion as an exhibit to the Applications for Registration of the Certificates which may be filed with the Securities Commissioners of the various states of the United States of America.


                                                Very truly yours,

                                                ALSTON & BIRD

                                                By: /s/ Alexander W. Patterson
                                                   ----------------------------
                                                   Alexander W. Patterson